Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 4:30 p.m. January 29, 2015

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS
FIFTH CONSECUTIVE YEAR OF RECORD EARNINGS;
DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (January 29, 2015) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the year ended December 31, 2014 and reported the Company earned record net income available to common shareholders of $6,599,000 and $1.35 per diluted share as compared to $6,201,000 and $1.26 during 2013, increases of 6% and 7% respectively. Return on average total assets ("ROA") was 0.77% and return on average shareholder's equity ("ROE") was 11.54% as compared to 0.86% and 11.06% respectively, for 2013.

During the fourth quarter, the Company entered into a definitive agreement pursuant to which BNC Bancorp ("BNC") will acquire all of the Company's common stock in a stock transaction valued at approximately $101.3 million, based on the closing price of BNC common stock on November 14, 2014. Ellis L. Gutshall, President and CEO stated, "We are pleased to join forces with BNC Bancorp to provide enhanced and long-term value to our customers and communities. Our combination with BNC, with combined total assets of approximately $5.0 billion, will provide greater capital resources and operational scale that we believe will allow us to grow more rapidly and capture additional market share. In addition, BNC's track record for creating and growing shareholder value will be a major plus for the Valley shareholder base. The transaction is expected to close in the third quarter of 2015."

Absent the merger related expenses, net income available to common shareholders would have been $6,889,000 and $1.41 per diluted share for the year ended December 31, 2014, increases of 11% and 12%, respectively, in comparison to 2013. The Company's ROA and ROE would have been 0.80% and 12.04%.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share, payable on March 2, 2015 to its common shareholders of record on February 13, 2015. If the merger with BNC occurs as anticipated in the third quarter of 2015, this will be the last cash dividend declared to Valley Financial common shareholders.

www.myvalleybank.com
Mailing Address: PO Box 2740▪Roanoke VA 24001
36 Church Avenue SW▪Roanoke VA 24011▪Telephone: 540-342-BANK (2265) ▪FAX: 540-342-4514

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12/31/14 Release

Gutshall commented, "We are quite pleased to have produced our fifth consecutive year of record net income to common shareholders. Key drivers to our 2014 performance included increased net interest income of 3%, increased noninterest income of 15%, reduced foreclosed asset expense of 46%, and the positive $321,000 after-tax impact of the Company's full redemption of TARP that occurred in the fourth quarter of 2013. As we head into 2015, senior management is focused on the successful integration of Valley Bank into the BNC franchise to ensure the transition is smooth and seamless for our customer base."

Select financial highlights for 2014:

•	Fifth consecutive year of record net income available to common shareholders.

•
The Company's tangible book value per common share improved 19% from $10.22 as of December 31, 2013 to $12.21 as of December 31, 2014. Tangible common equity to total assets increased 13% to 6.68% as of December 31, 2014.

•	Tax-equivalent net interest income of $28.2 million, an $814,000 or 3% increase when compared to $27.4 million in 2013.

•
Due to the Company's full redemption of TARP on October 15, 2013, preferred dividends paid were $0 in 2014 as compared to $634,000 last year, resulting in an after-tax savings of $321,000 or $0.07 per diluted share in comparison to the Company's subordinated debt after-tax expense of $313,000 (through October 15, 2014). Subordinated debt after-tax expense for the year ended December 31, 2014 totaled $396,000 in comparison to $85,000 for the year ended December 31, 2013.

•
Nonperforming assets ("NPAs") decreased $5.6 million or 21%, from $26.3 million at December 31, 2013 to $20.7 million at December 31, 2014, resulting in a 90 basis point reduction in the Company's NPAs as a percentage of total assets, from 3.19% at December 31, 2013 to 2.29% at December 31, 2014.

•	The Company's Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.26% at December 31, 2013 to 1.05% at December 31, 2014 due to continued improving credit quality trends.

•	Increase in average gross loans outstanding of $49.4 million or 9% from the same period last year and an increase of $10.9 million (annualized growth rate of 7%) in comparison to the linked quarter.

For the three-month period ending December 31, 2014, the Company earned net income to common shareholders of $1,534,000 and $0.31 per diluted share as compared to $1,243,000 and $0.25 during the same period last year, increases of 23% and 24%, respectively. The fourth quarter earnings produced an annualized return on average earning assets of 0.70% and an annualized return on average shareholder's equity of 10.24% as compared to 0.63% and 9.15% respectively for the same quarter of the prior year. Absent the merger related expenses, net income available to common shareholders would have been $1,824,000 and $0.37 per diluted share, increases of 47% and 48%, respectively. The Company's ROA and ROE would have been 0.83% and 12.17%, respectively.

Compared to the linked quarter, the Company's net income available to common shareholders and earnings per diluted share declined $271,000 and $0.06. However, absent the after merger related expenses, net income available to common shareholders would have increased $19,000 or 1% as compared to the third quarter 2014. The $290,000 post-tax merger transaction expense decreased the diluted earnings per share for the three months ended December 31, 2014 by $0.06.

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12/31/14 Release

	4Q 2014	4Q 2013	3Q 2014
Net income available to common shareholders	$1,534,000	$1,243,000	$1,805,000
Exclude: Merger expenses, net of 34% tax rate	290,000	0	0
Net income available to common shareholders, excluding post-tax merger transaction expenses	1,824,000	1,243,000	1,805,000
$ Increase / (Decrease) after excluding post-tax merger transaction expenses		$581,000	$19,000
% Increase / (Decrease) after excluding post-tax merger transaction expenses		47%	1%

Diluted earnings per share, excluding post-tax merger transaction expenses	$0.37	$0.25	$0.37
% Increase / (Decrease) after excluding post-tax merger transaction expenses		48%	0%

CAPITAL LEVELS REMAIN STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 11.96% and 14.67%, respectively, at December 31, 2014 an increase as compared to 11.25% and 14.19% reported at December 31, 2013. The Company's tier 1 leverage ratio improved slightly to 8.83% at December 31, 2014 in comparison to 8.58% at December 31, 2013.

ASSET QUALITY IMPROVEMENT

Nonperforming Assets
The Company's NPAs decreased 90 basis points from 3.19% of total assets reported at December 31, 2013; however increased 15 basis points to 2.29% as compared to 2.14% at September 30, 2014. During the fourth quarter, nonaccrual loans increased $89,000 to $3,660,000; troubled-debt restructurings remained flat at $2,364,000, loans past due 90 days or more and still accruing interest increased $1,907,000 and foreclosed assets increased $314,000 to $12,308,000. In comparison to the prior year, nonaccrual loans decreased $5,000; troubled-debt restructurings decreased $558,000, loans past due 90 days or more and still accruing interest increased $2,323,000 and foreclosed assets decreased $7,397,000. See the table below:

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In thousands	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Nonaccrual loans	$3,660	$3,571	$5,532	$2,324	$3,665
Loans past due 90 days or more and still accruing	2,323	416	0	349	0
Performing restructured loans	2,364	2,364	2,884	2,885	2,922
Foreclosed assets	12,308	11,994	10,599	19,766	19,705
Total nonperforming assets	$20,655	$18,345	$19,015	$25,324	$26,292

Balances
Allowance for loan losses	$6,500	$6,535	$6,640	$6,425	$7,200
Loans, net of unearned income	$618,272	$606,541	$602,434	$584,757	$570,360
Total assets	$901,399	$857,345	$887,089	$868,724	$825,346

Ratios
NPAs to total assets	2.29%	2.14%	2.14%	2.92%	3.19%
NPAs to total loans	3.34%	3.02%	3.16%	4.33%	4.61%
NPAs to total loans & foreclosed assets	3.28%	2.97%	3.10%	4.19%	4.46%
ALLL to nonaccrual loans	177.60%	183.00%	120.03%	276.46%	196.45%

Nonaccrual Loans
Nonaccrual loans increased $89,000 during the fourth quarter of 2014. While the Company completed foreclosure on one property during the quarter totaling $722,000, we added three new loans to nonaccrual status totaling $818,000. We did set aside a small specific reserve totaling $62,000 on the smallest of the three new nonaccrual loans; however due to ample liquidity in the estate, we believe the risk of loss is low.

	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Beginning Balance	$3,571	$5,532	$2,324	$3,665	$4,171
Net customer payments	(2)	(453)	(5)	(28)	(528)
Additions	818	0	3,248	0	64
Charge-offs	(5)	(7)	0	(1,313)	(42)
Loans returning to accruing status	0	0	0	0	0
Transfers to OREO	(722)	(1,501)	(35)	0	0
Ending Balance	$3,660	$3,571	$5,532	$2,324	$3,665

Troubled Debt Restructurings ("TDRs")
The total recorded investment in TDRs as of December 31, 2014 was $2,364,000, flat from the linked quarter, and a $558,000 decline from the $2,922,000 at December 31, 2013. The reduction from the prior year-end is primarily due to one relationship that was upgraded during the third quarter 2014 based upon renewal of the notes at market rate and market terms. All TDRs were performing at December 31, 2014, September 30, 2014 and December 31, 2013.

Foreclosed Assets
Foreclosed assets increased $314,000 during the quarter due primarily to the completed foreclosure noted above totaling $722,000. Offsetting the new foreclosure were $210,000 in sales proceeds, $12,000 in net realized losses on the sales transactions and impairment charges totaling $186,000 on three properties

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based upon updated appraisals. The $7,397,000 decline year over year was driven by the sale of the Ivy Market Building to Carilion Clinic during the second quarter of 2014.

	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Beginning Balance	$11,994	$10,599	$19,766	$19,705	$21,115
Additions	722	1,502	34	0	1
Capitalized improvements	0	46	42	101	104
Proceeds from sales	(210)	(10)	(7,750)	(40)	(1,045)
Transfers to other assets	0	0	(1,474)	0	0
Valuation adjustments	(186)	(143)	(32)	0	(505)
Gains (losses) from sales	(12)	0	13	0	35
Ending Balance	$12,308	$11,994	$10,599	$19,766	$19,705

Past Due Loans
At December 31, 2014, total loans past due 30 - 89 days were $3,547,000, or 0.57% of total loans, an increase from $995,000, or 0.17% of total loans, one year ago. In comparison to September 30, 2014, total loans past due 30 - 89 days decreased $1,582,000. During the fourth quarter, under the terms of the negotiated forbearance agreement, we were successful in resolving the past due status of the one borrower who moved to impaired status during the second quarter (loans totaling $4.3 million at September 30, 2014). However, we had a new borrower move into this category due to a temporary cash flow shortfall. His loans totaled $2.8 million or 79% of the total loans past due at December 31, 2014. As a result of the borrower's past due status, we downgraded the relationship to substandard status. As of January 29, 2015, all loans to this borrower and related entities are current.

Total loans past due greater than 90 days and accruing interest at December 31, 2014 totaled $2,323,000 as compared to $416,000 September 30, 2014 and $0 at December 31, 2013. The spike in this category is also due primarily to the one borrower (related entity) with the temporary cash flow shortfall discussed above, which have subsequently been brought current.

Impaired Loans
The Company's impaired loans totaled $14,738,000 as of December 31, 2014, a $5,168,000 or 26% decrease from a year earlier. Compared to the linked quarter, total impaired loans remained relatively flat, increasing just $12,000.

Provision/Charge-offs
The Company recorded a negative $45,000 provision for loan losses during the fourth quarter of 2014, as compared to a negative $198,000 provision for the same period last year. The Company recorded net recoveries of $11,000 for the quarter ended December 31, 2014 in comparison to net recoveries of $38,000 for the third quarter of 2014 and net charge-offs of $32,000 or 0.01% of total average loans in the fourth quarter of 2013. Net charge-offs for the year ended December 31, 2014 totaled $2,069,000 or 0.35% of total average loans in comparison to $395,000 or 0.07% in the prior year.

Allowance for Loan Losses
The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.26% at December 31, 2013 and from 1.08% at September 30, 2014 to 1.05% at December 31, 2014. At December 31, 2014, the Company's total reserves amounted to $6,500,000, of which $62,000 are specific

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12/31/14 Release

reserves on impaired loans and $6,438,000 are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. Total reserves represented 178% of the non-accrual loan balances as of December 31, 2014 as compared to 196% reported at December 31, 2013.

The reduction in ALLL year over year is a result of the following factors:

•
The Company decreased its risk assessment from high to medium for the credit quality trends risk factor as a result of the continued improving trends in asset quality, including a 90 basis point reduction in its NPA / Total Asset ratio; an $8.3 million reduction in total watchlist loans, including a $5.2 million reduction in impaired loans year over year; and a 14.9% reduction in total adversely classified items to tier 1 capital plus ALLL.

•
The Company decreased its risk assessment related to the current industry and economic conditions to the low-end of the medium range, from 0.10% to 0.05%, based upon continued improving trends across all FDIC insured institutions.

•	The Company decreased the loss factor for commercial real estate devaluation by 5 basis points to reflect the current market conditions in the Roanoke MSA for non-stressed properties.

•
The Company decreased its risk assessment related to its large relationship credit concentration loss factor from 0.30% to 0.15% due to the significant reduction in the level of relationships considered for this category that are rated watchlist.

BALANCE SHEET
Total assets at December 31, 2014 were $901,399,000, an increase of $76,053,000 or 9% from the $825,346,000 at December 31, 2013. The principal components of the Company's assets at year-end were $53,151,000 in cash and cash equivalents, $177,737,000 in securities available-for-sale and $618,272,000 in gross loans. Total assets at December 31, 2013 were $825,346,000 with the principal components including $16,362,000 in cash and cash equivalents, $159,861,000 in securities available-for-sale, $21,992,000 in securities held-to-maturity and $570,360,000 in gross loans.

Total liabilities at December 31, 2014 were $841,159,000, an increase of $64,733,000 or 8% from $776,426,000 at December 31, 2013. Deposits increased $39,990,000 or 6% to $717,025,000 from the $677,035,000 at December 31, 2013. Total shareholders' equity at December 31, 2014 was $60,240,000, an increase of $11,320,000 or 23% from $48,920,000 at December 31, 2013. The Company's tangible book value per share (defined as total capital, including AOCI, divided by outstanding common shares) increased $1.99 or 19%, from $10.22 at December 31, 2013 to $12.21 at December 31, 2014.

Gutshall stated, "We are most pleased with the $15,513,000 * or 16% increase in our noninterest bearing deposit accounts during 2014. Additionally, the significant reduction in our unrealized loss position on our investment portfolio due to the changing interest rate environment increased total shareholders' equity by $4.1 million in comparison to the prior year."

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The following table includes the quarterly average balance for our primary balance sheet components (dollars in thousands):

	Quarterly Average Balances, Primary Balance Sheet Components
	Dollars in thousands
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Assets	868,470	858,860	864,790	839,395	810,129
Loans, net of unearned income	611,916	600,875	591,657	578,589	562,450
Securities	182,784	193,033	197,263	195,927	171,130
Earning assets	810,581	803,224	807,610	780,960	752,034
Deposits	699,580	684,835	695,693	674,958	659,838
Noninterest-bearing deposits *	111,070	101,594	102,860	95,338	96,936
Borrowings	100,867	109,160	108,150	107,301	91,870
Interest-bearing liabilities	689,376	692,401	700,984	686,921	654,772
Shareholders' equity	58,824	57,272	54,338	51,218	52,530

* prior to deposit reclassification program disclosed in the Company's 12/31/13 Form 10-K.

NET INTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	12/31/2014	9/30/2014	Change		12/31/2013	Change

Average interest-earning assets	$810,581	$803,224	$7,357		$752,034	$58,547
Interest income (FTE)	$8,183	$8,162	$21		$8,095	$88
Yield on interest-earning assets	4.00%	4.03%	(3)	bps	4.27%	(27)	bps
Average interest-bearing liabilities	$689,376	$692,401	$(3,025)		$654,772	$34,604
Interest expense	$1,123	$1,123	$0		$1,134	$(11)
Cost of funds	0.56%	0.56%	0	bps	0.60%	(4)	bps
Net Interest Income (FTE)	$7,060	$7,039	$21		$6,961	$99
Net Interest Margin (FTE)	3.46%	3.48%	(2)	bps	3.67%	(21)	bps

On a linked quarter basis, tax-equivalent net interest income was $7,060,000, a slight increase of $21,000 when compared to third quarter of 2014. However, the net interest margin contracted by 2 basis points ("bps") during the three-month period from 3.48% to 3.46% as asset yields fell by 3 bps.

In comparison to the fourth quarter of 2013, tax-equivalent net interest income increased $99,000, or 1%, due to an increase in average earnings assets totaling $58,547,000 or 8% when compared to the same prior year period. The tax-equivalent net interest margin, at 3.46%, decreased 21 basis points from 3.67% in the prior year period. Asset yield compression continued in the fourth quarter as the yield on loans, at 44.58%, declined 4 bps and 30 bps from the linked and prior year quarters respectively.

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	Year-Over-Year Results
	For the Years Ended
	Dollars in thousands
	December 31, 2014	December 31, 2013	Change

Average interest-earning assets	$800,682	$732,995	$67,687
Interest income (FTE)	$32,660	$31,681	$979
Yield on interest-earning assets	4.08%	4.32%	(24)	bps
Average interest-bearing liabilities	$692,427	$635,833	$56,594
Interest expense	$4,461	$4,296	$165
Cost of funds	0.56%	0.59%	(3)	bps
Net Interest Income (FTE)	$28,199	$27,385	$814
Net Interest Margin (FTE)	3.52%	3.74%	(22)	bps

For the year ended December 31, 2014, tax-equivalent net interest income increased $814,000, or 3%, to $28,199,000 from $27,385,000 in 2013. The increase was volume driven as average interest-earning assets increased 9% or $67,687,000 as compared to the prior year. The tax-equivalent net interest margin decreased 22 basis points from 3.74% one year earlier to 3.52%. The primary driver in the net interest margin drop has been the yield on loans decreasing 29 bps from 4.95% in 2013 to 4.66% in 2014. Loan yields continue to be negatively affected by the low interest rate environment, resulting in lower new and renewed loan pricing.

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	12/31/2014	9/30/2014	$	%	12/31/2013	$	%
Noninterest income:
Service charges on deposit accounts	$554	$535	$19	4%	$475	$79	17%
Mortgage fee income	200	143	57	40%	100	100	100%
Brokerage fee income, net	180	150	30	20%	282	(102)	(36)%
Bank owned life insurance income	172	166	6	4%	167	5	3%
Realized gain (loss) on sale of securities	0	9	(9)	N/M	(38)	38	N/M
Other income	111	113	(2)	(2)%	160	(49)	(31)%
Total noninterest income	$1,217	$1,116	$101	9%	$1,146	$71	6%

On a linked quarter basis, noninterest income increased $101,000 or 9%. Excluding gains on the sale of securities, noninterest income increased $110,000 or 10%. Mortgage and brokerage fee income rebounded in the fourth quarter to post 40% and 20% increases over the third quarter, respectively. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.60% of average earning assets for the period compared to 0.55% in the linked quarter.

In comparison to the fourth quarter of 2013, noninterest income increased $71,000 or 6%. Excluding gains on the sale of securities, noninterest income increased $33,000 or 3% compared to the same period

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last year. Mortgage fee income increased $100,000 or 100% and service charge income, driven by increased transaction volumes across all business lines, rose $79,000 or 17% in comparison to the prior year period. Offsetting these increases was the $102,000 or 36% decline in brokerage fee income and the 31% or $49,000 reduction in other income. The reduction in brokerage fee income is primarily attributable to a shift in management's focus to more fee-based business versus commission-based business. The other income reduction is due to $58,000 in loan swap fees earned in the fourth quarter of 2013 versus $0 earned in the fourth quarter of 2014. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.60% of average earning assets for the period compared to 0.62% in the prior year.

	Year-Over-Year results
	For the Year Ended
	Dollars in thousands
	December 31, 2014	December 31, 2013	Change	%
Noninterest income:
Service charges on deposit accounts	$2,073	$1,824	$249	14%
Mortgage fee income	572	669	(97)	(14)%
Brokerage fee income, net	821	1,006	(185)	(18)%
Bank owned life insurance income	671	666	5	1%
Realized gain on sale of securities	730	45	685	1,522%
Other income	601	546	55	10%
Total noninterest income	$5,468	$4,756	$712	15%

For the year ended December 31, 2014, noninterest income increased $712,000, or 15%. Excluding gains realized on the sale of securities, noninterest income increased $27,000 or 1%. Service charges on deposit accounts increased $249,000 due to increased overdraft and debit card fee income while other income is up $55,000 primarily due to the non-recurring $91,000 grant received from the state's Virginia Enterprise Zone program in the second quarter of 2014. The $97,000 reduction in mortgage fee income is due to the slowdown in the refinance market experienced in 2014 while brokerage fee income was negatively impacted by the personnel changes in June. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.59% of average earning assets for the period compared to 0.64% in the prior year.

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NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	12/31/2014	9/30/2014	$	%	12/31/2013	$	%
Noninterest expense:
Compensation expense	$3,231	$3,155	$76	2%	$3,180	$51	2%
Occupancy and equipment expense	477	485	(8)	(2)%	499	(22)	(4)%
Data processing expense	428	421	7	2%	397	31	8%
Insurance expense	230	219	11	5%	227	3	1%
Professional fees	123	208	(85)	(41)%	318	(195)	(61)%
Foreclosed asset expense, net	355	299	56	19%	852	(497)	(58)%
Other operating expense	827	905	(78)	(9)%	909	(82)	(9)%
Merger transaction costs	439	—	439	N/M	—	439	N/M
Total noninterest expense	$6,110	$5,692	$418	7%	$6,382	$(272)	(4)%

On a linked quarter basis, noninterest expense increased by $418,000 or 7% primarily due to the merger transaction expenses. Excluding those expenses, noninterest expense would have declined $21,000 in comparison to the third quarter of 2014. Compensation increased 2% from the linked quarter due to year-end performance-based awards. Net foreclosed asset expense increased 19% due to the $186,000 impairment charges taken in the fourth quarter of 2014. Professional fees declined $85,000 due to decreased legal (non-transaction related) and audit expenses. The Company's efficiency ratio for the fourth quarter of 2014 was 73.04% as compared to 69.15% for the third quarter of 2014. (The efficiency ratio is computed by dividing noninterest expenses by the sum of fully taxable equivalent net interest income and fully taxable equivalent noninterest income, less gains (losses) on the sale of securities). Excluding the merger transaction expenses, the fourth quarter efficiency ratio improved to 67.80% based on decreased noninterest expenses coupled with an increase in fully taxable equivalent net interest income.

In comparison to the fourth quarter of 2013, noninterest expense declined $272,000 or 4%. Excluding merger transaction expenses, noninterest expenses declined $711,000 or 11%. In comparison to the prior year's fourth quarter, we experienced significant reductions in professional fees, foreclosed asset expenses and other operating expenses. Decreased legal expenses drove the reduction in professional fees while reduced impairment charges drove the decline in foreclosed asset expenses. The reduction in other operating expenses was driven by reduced advertising and marketing expenses and reduced office supplies expense.

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	Year-Over-Year Results
	For the Years Ended
	Dollars in thousands
	December 31, 2014	December 31, 2013	Change	%
Noninterest expense:
Compensation expense	$12,548	$12,088	$460	4%
Occupancy and equipment expense	1,922	1,860	62	3%
Data processing expense	1,667	1,530	137	9%
Insurance expense	897	841	56	7%
Professional fees	647	886	(239)	(27)%
Foreclosed asset expense, net	1,054	1,942	(888)	(46)%
Other operating expense	3,497	3,411	86	3%
Merger transaction costs	439	—	439	N/M
Total noninterest expense	$22,671	$22,558	$113	1%

For the year ended December 31, 2014, noninterest expense increased $113,000, or 1%. Excluding merger transaction expenses, noninterest expense decreased $326,000 or 1%. Compensation expense increased $460,000 primarily as the result of equity and merit increases for all employees which went into effect January 1, 2014 and increased staffing in our private wealth and brokerage line of businesses. Data processing expense increased $137,000 due to increased customer transactions across all business lines while other operating expenses increased $86,000 due to increases in advertising and marketing, mortgage processing expenses and state bank franchise tax expense. Professional fees decreased year-over-year due to decreased legal fees. Net foreclosed asset expense decreased $888,000 due to reduced impairment charges as well as reduced real estate taxes, insurance and utilities as a result of the sale of the Ivy Market building during the second quarter of 2014. The Company's efficiency ratio for the 2014 improved slightly to 68.12% from 69.54% for the same period last year. Excluding merger transaction expenses, the efficiency ratio improved to 66.80% for 2014.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County.

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

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12/31/14 Release

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

	Three Months Ended		Twelve Months Ended
In Thousands	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Net interest income, non tax-equivalent	$6,987	$6,873	$27,856	$27,055
Less: tax-exempt interest income	(141)	(171)	(665)	(641)
Add: tax-equivalent of tax-exempt interest income	214	259	1,008	971
Net interest income, tax-equivalent	$7,060	$6,961	$28,199	$27,385

Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, teh ability to close the proposed merger with BNC on the proposed terms and schedule, or at all, difficulties related to integration of the proposed merger and unexpected costs, charges or expense resulting from the proposed merger and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

ADDITIONAL INFORMATION

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, BNC will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of the Company and a Prospectus of BNC, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. A free copy of the Proxy Statement/Prospectus, as well as

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other filings containing information about BNC or the Company, may be obtained after their respective filing at the SEC’s Internet site (http://www.sec.gov). In addition, (i) free copies of documents filed by BNC with the SEC may be obtained on the BNC website at www.bncbancorp.com or by requesting them in writing from Drema Michael, BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, or by telephone at (336) 869-9200; and (ii) free copies of documents filed by the Company with the SEC may be obtained on the Company’s website at www.myvalleybank.com or by requesting them in writing from Kimberly Snyder, Valley Financial Corporation, 36 Church Avenue, S.W., P.O. Box 2740, Roanoke, Virginia 24011, or by telephone at (540) 342-2265.

The Company, BNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed merger. Information about the directors and executive officers of BNC and the Company and other persons who may be deemed participants in the solicitation will be included in the Proxy Statement/Prospectus. Information about the Company’s executive officers and directors can also be found in the Company’s definitive proxy statement in connection with its 2014 Annual Meeting of Shareholders filed with the SEC on March 19, 2014. Information about BNC’s executive officers and directors can also be found in BNC’s definitive proxy statement in connection with its 2014 Annual Meeting of Shareholders filed with the SEC on April 10, 2014. Additional information regarding the interests of those persons and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. You may obtain free copies of each document as described in the preceding paragraph.

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
In thousands	December 31, 2014	December 31, 2013
Assets
Cash and due from banks	$10,316	$11,404
Interest bearing deposits	42,835	4,958
Total cash and cash equivalents	53,151	16,362
Securities available for sale	177,737	159,861
Securities held to maturity (fair value 12/31/13: $22,471)	0	21,992
Loans, net of allowance for loan losses, 12/31/14: $6,500; 12/31/13: $7,200	611,772	563,160
Foreclosed assets	12,308	19,705
Premises and equipment, net	9,298	9,722
Bank owned life insurance	19,543	18,872
Accrued interest receivable	2,374	2,576
Other assets	15,216	13,096
Total assets	$901,399	$825,346
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$27,082	$21,237
Interest bearing deposits	689,943	655,798
Total deposits	717,025	677,035
Securities sold under agreements to repurchase	29,778	22,397
FHLB borrowings	58,000	43,000
Junior subordinated debentures	27,356	27,476
Accrued interest payable	414	424
Other liabilities	8,586	6,094
Total liabilities	841,159	776,426
Shareholders' equity:
Common stock, no par value; 10,000,000 shares authorized; 4,932,035 shares issued and outstanding at December 31, 2014 and 4,787,605 shares issued and outstanding at December 31, 2013	23,987	22,626
Retained earnings	36,725	30,897
Accumulated other comprehensive income	(472)	(4,603)
Total shareholders' equity	60,240	48,920
Total liabilities and shareholders' equity	$901,399	$825,346

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended (Unaudited)		Twelve Months Ended (Unaudited)
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Interest income
Interest and fees on loans	$7,065	$6,916	$27,775	$27,412
Interest on securities - taxable	894	909	3,849	3,270
Interest on securities - nontaxable	141	171	665	641
Interest on deposits in banks	10	11	28	28
Total interest income	8,110	8,007	32,317	31,351
Interest expense
Interest on deposits	581	621	2,300	2,576
Interest on borrowings	542	513	2,161	1,720
Total interest expense	1,123	1,134	4,461	4,296
Net interest income	6,987	6,873	27,856	27,055
Provision for loan losses	(45)	(198)	1,369	(465)
Net interest income after provision for loan losses	7,032	7,071	26,487	27,520
Noninterest income
Service charges on deposit accounts	554	475	2,073	1,824
Mortgage fee income	200	100	572	669
Brokerage fee income, net	180	282	821	1,006
Bank owned life insurance income	172	167	671	666
Realized gain (loss) on sale of securities	0	(38)	730	45
Other income	111	160	601	546
Total noninterest income	1,217	1,146	5,468	4,756
Noninterest expense
Compensation expense	3,231	3,180	12,548	12,088
Occupancy and equipment expense	477	499	1,922	1,860
Data processing expense	428	397	1,667	1,530
Insurance expense	230	227	897	841
Professional fees	123	318	647	886
Foreclosed asset expense, net	355	852	1,054	1,942
Other operating expense	827	909	3,497	3,411
Merger transaction costs	439	0	439	0
Total noninterest expense	6,110	6,382	22,671	22,558
Income before income taxes	2,139	1,835	9,284	9,718
Income tax expense	605	550	2,685	2,883
Net income	$1,534	$1,285	$6,599	$6,835
Preferred dividends and accretion of discounts on warrants	0	42	0	634
Net income available to common shareholders	$1,534	$1,243	$6,599	$6,201
Earnings per share
Basic earnings per common share	$0.32	$0.26	$1.37	$1.30
Diluted earnings per common share	$0.31	$0.25	$1.35	$1.26
Weighted average common shares outstanding	4,847,446	4,787,543	4,823,422	4,786,030
Diluted average common shares outstanding	4,916,794	4,891,650	4,877,907	4,915,891
Dividends declared per common share	$0.04	$0.04	$0.16	$0.14

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VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
PER COMMON SHARE
Earnings per share - basic	$0.32	$0.26	$1.37	$1.30
Earnings per share - diluted	$0.31	$0.25	$1.35	$1.26
Tangible book value			$12.21	$10.22

FINANCIAL RATIOS
Return on average assets	0.70%	0.63%	0.77%	0.86%
Return on average shareholders' equity	10.24%	9.15%	11.54%	11.06%
Net interest margin (FTE)[1]	3.46%	3.67%	3.52%	3.74%
Efficiency - Consolidated	73.04%	77.53%	68.12%	69.54%
Net charge-off to average loans	0.00%	0.01%	0.35%	0.07%
Total risk based capital - Consolidated			14.67%	14.19%
Total risk based capital - Bank only			14.53%	14.14%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$7,200	$8,060
Provision for loan losses			1,369	(465)
Charge-offs			(2,192)	(526)
Recoveries			123	131
Ending balance			$6,500	$7,200

ASSET QUALITY RATIOS
Nonperforming assets to total assets			2.29%	3.19%
Allowance for loan losses to total loans			1.05%	1.26%
Allowance for loan losses to nonaccrual loans			177.6%	196.5%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
Loans 90 days past due and accruing interest			$2,323	$—
Nonaccrual loans			3,660	3,665
Accruing troubled debt restructurings			2,364	2,922
Foreclosed assets			12,308	19,705
Total nonperforming assets			$20,655	$26,292

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”